EXHIBIT 99

INVESTOR CONTACT:
Tom Paulson
Vice President and Chief Financial Officer
763-540-1204

Tennant Reports First Quarter Diluted Earnings Per Share Up 21%

Q1 net sales rise 8% on strong volume;
Company announces two-for-one stock split;
Reiterates 2006 full year outlook

        MINNEAPOLIS, Minn., April 27, 2006-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported net earnings of $4.4 million, or $0.47 per diluted share, on net sales of $135.5 million for its first quarter ended March 31, 2006. Net earnings in the 2006 first quarter include $0.02 per share for the non-cash expensing of stock options, in accordance with the company’s adoption of FAS 123(R). In the comparable 2005 period, Tennant reported net earnings of $3.5 million, or $0.39 per diluted share, on net sales of $126.0 million.

        “We are pleased to report a strong start for 2006,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “Our first quarter sales were driven by volume increases across all of our businesses. We continued to benefit from our successful efforts to build revenues while controlling expense growth, resulting in double-digit earnings gains.”

        The company is on track to further strengthen its top- and bottom-line performance by executing five corporate priorities: expanding market coverage and establishing a manufacturing base in China; building a global, low-cost sourcing platform; implementing lean manufacturing initiatives; employing continuous process improvement; and growing revenues through innovative product and service solutions, as well as through market expansion.

        “Our expansion into China is progressing rapidly, with the facility already constructed and our China country top management team in place,” said Killingstad. Production at the China facility is expected to begin in the second half of 2006, as planned.

        “We also have a strong product pipeline to help us meet our strategic growth objectives, including several exciting, new products that we plan to introduce this year. Among the products to be launched are our first new entrants for the industrial market in six years,” Killingstad added.

2 — Tennant Reports 2006 First Quarter Results

Review of Results
        Tennant’s consolidated net sales for the 2006 first quarter rose 8 percent compared with the 2005 first quarter, fueled primarily by volume increases in all of Tennant’s geographic areas. Unfavorable foreign currency exchange effects reduced net sales in the 2006 first quarter by approximately 2 percent.

        In North America, 2006 first quarter net sales totaled $90.1 million, up 8.9 percent from the 2005 first quarter. Contributing to the results was higher sales volume for equipment, service, parts and consumables.

        In Europe, first quarter net sales totaled $32.3 million, up 4.9 percent compared with the 2005 first quarter. Revenues rose due to increased demand for existing and new products, with especially strong sales in France. Unfavorable foreign currency exchange rates reduced sales in Europe by approximately 9 percent in the 2006 first quarter.

        In Tennant’s other international markets, 2006 first quarter net sales rose 4.8 percent to $13.1 million compared with the 2005 first quarter. Unfavorable foreign currency exchange rates lowered net sales by approximately 4 percent in the 2006 first quarter. The company posted strong sales to Korea and Southeast Asia.

        Gross profit margin was 41.9% for the first quarter of 2006, down from 42.9% in the 2005 first quarter. Gross profit margins were unfavorably impacted by the effects of foreign currency exchange and the mix of products sold during the respective periods. Higher material and transportation costs were more than offset by the benefit of selling price increases between periods.

        Operating profit for the 2006 first quarter rose 10 percent to $6.7 million compared with the 2005 first quarter. The first quarter operating profit was favorably impacted by continued sales growth and leveraging of selling and administrative expenses, which rose only 3.9 percent. The company’s research and development expenses were 3.7 percent of net sales, consistent with historical levels and reflecting investments in new products. To date, Tennant has spent approximately $400,000 on its China strategy and footprint consolidation, in line with management’s expectations.

Stock Split
        Tennant also announced today that its board of directors has approved a two-for-one split of the company’s common stock. The split will be effective July 26, 2006. Holders of Tennant common stock will receive on or about that date one additional share of common stock for each share held of record at the close of business on July 12, 2006.

        As of today, Tennant Company has approximately 9.3 million common shares outstanding. As a result of the split, the number of outstanding shares will double to approximately 18.6 million shares.

        “The decision to split the stock reflects our confidence in Tennant’s opportunities for growth,” said Killingstad. “Additional shares could improve the stock’s liquidity and trading volume, and we expect more individual investors would be interested in our shares at this price range.”

3 — Tennant Reports 2006 First Quarter Results

Business Outlook
        “We remain solidly on track to deliver our 2006 financial goals of double-digit earnings per share growth and mid to upper single-digit revenue growth. We continue to make progress on our medium-term goal of 9.5 percent operating margins,” said Killingstad.

        For the 2006 year, Tennant continues to anticipate earnings per diluted share to range from $2.45 to $2.75, including $0.09 to $0.11 per diluted share of stock compensation expense as a result of the adoption of FAS 123(R). This outlook also includes approximately $3.6 million, or $0.35 per diluted share, of expense related to the company’s China expansion and previously disclosed global manufacturing footprint rationalization initiative. Excluding the impact of these expenses, the company anticipates 2006 diluted earnings per share to range from $2.80 to $3.10. This compares to $2.52 of diluted earnings per share in 2005, or an increase of 13 percent to 23 percent, excluding the impact of the expenses described above. In connection with the manufacturing footprint rationalization, Tennant anticipates selling its Maple Grove, Minn., facility. While the company cannot estimate the impact of this sale on 2006 results because of the uncertainty of the transaction price and timing, the company does anticipate a substantial gain on the sale.

Conference Call Today
        Tennant will host a conference call to discuss its quarterly results today, April 27, 2006, at 10 a.m. Central Time. The conference call will be available via webcast on the investor portion of Tennant’s Web site. To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
        Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004 and the adoption of FAS 123(R), including the timing and method of stock option exercises; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost

4 — Tennant Reports 2006 First Quarter Results

of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; our ability to transition management smoothly into new senior leadership roles; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

        We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)

	Three Months Ended March 31
	2006	2005
Net sales	$135.5	$126.0
Cost of sales	78.7	72.0

Gross profit	56.8	54.0

Gross margin	41.9%	42.9%

Research and development expenses	5.0	4.5
Selling and administrative expenses	45.1	43.4

Total operating expenses	50.1	47.9

Profit (loss) from operations	6.7	6.1
Operating margin	4.9%	4.8%

Interest income, net	0.5	0.1
Other expense	—	(0.4)

Earnings (loss) before income taxes	7.2	5.8
Income tax expense (benefit)	2.8	2.3

Net earnings	$4.4	$3.5

Basic EPS	$0.48	$0.39

Diluted EPS	$0.47	$0.39

Average number of diluted shares	9.44	9.13

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)

	2006	2005
	Mar. 31	Dec. 31	Mar. 31
ASSETS
Cash and cash equivalents	$39.0	$41.3	$11.3
Net receivables	95.5	105.9	89.8
Inventories	53.6	52.7	59.2
Deferred income taxes and other current assets	11.2	11.7	11.7

Total current assets	199.3	211.6	172.0

Net property, plant, and equipment	73.5	72.6	68.7
Deferred income taxes, long-term portion	1.5	1.5	0.2
Goodwill and other intangible assets	23.9	23.8	24.6
Other assets	1.4	2.0	2.8

Total assets	$299.6	$311.5	$268.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current debt	$2.0	$2.2	$2.9
Accounts payable, accrued expenses and deferred revenue	68.2	86.8	65.0

Total current liabilities	70.2	89.0	67.9

Long-term debt	2.0	1.6	1.3
Long-term deferred taxes	—	—	0.2
Long-term employee benefits	27.2	27.8	24.5
Shareholders’ equity	200.2	193.1	174.4

Total liabilities and shareholders’ equity	$299.6	$311.5	$268.3

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)

	Three Months Ended March 31
	2006	2005	% of Change
North America	$90.1	$82.7	8.9%
Europe	32.3	30.8	4.9%
Other International	13.1	12.5	4.8%

Total	$135.5	$126.0	7.5%

(1)	Net of intercompany sales

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended March 31
	2006	2005
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$4.4	$3.5

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	3.4	3.4
Deferred tax expense	0.4	1.3
Changes in operating assets and liabilities:
Accounts receivable	10.5	8.0
Inventory	(0.4)	(4.4)
Accounts payable, accrued expenses and deferred revenue	(16.4)	(8.6)
Other current/noncurrent assets and liabilities	0.3	(4.9)
Other, net	1.3	0.6

Net cash flows related to operating activities	3.5	(1.1)

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(4.2)	(3.7)
Sale of short-term investments	—	6.1
Proceeds from disposals of property, plant and equipment	0.5	0.5

Net cash flows related to investing activities	(3.7)	2.9

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payments of long-term debt and capital leases	(0.3)	(5.0)
Proceeds from employee stock issuances	3.4	0.5
Tax benefit on stock plans	(0.5)	—
Purchase of common stock	(2.6)	(0.8)
Dividends to shareholders	(2.0)	(2.0)

Net cash flows related to financing activities	(2.0)	(7.3)

Effect of exchange rates on cash	(0.1)	—

Net increase (decrease) in cash and cash equivalents	(2.3)	(5.5)

Cash and cash equivalents at beginning of year	41.3	16.8

Cash and cash equivalents at end of period	$39.0	$11.3

###